EXHIBIT 99.1
Houston, Texas
4 August 2010

FOR IMMEDIATE RELEASE

EARNINGS-

ATWOOD OCEANICS, INC., Houston-based international drilling contractor, announced today that the Company earned net income of $58,994,000 or $0.91 per diluted share, on revenues of $166,637,000 for the quarter ended June 30, 2010 compared to net income of $67,671,000 or $1.05 per diluted share, on revenues of $149,307,000 for the quarter ended June 30, 2009.  For the nine months ended June 30, 2010, the Company earned net income of $192,733,000 or $2.96 per diluted share, on revenues of $489,949,000 compared to net income of $202,461,000 or $3.14 per diluted share, on revenues of $455,463,000 for the nine months ended June 30, 2009.  Diluted earnings per share for the three and nine months ended June 30, 2010 have been reduced by approximately $0.21 primarily due to the recording of a valuation allowance on deferred tax assets related to United States net operating loss carryforwards and share-based compensation expense.

	FOR THE THREE MONTHS ENDED JUNE 30,
	2010	2009

Revenues	$ 166,637,000	$ 149,307,000
Income before Income Taxes	84,847,000	73,744,000
Provision for Income Taxes	(25,853,000)	(6,073,000)
Net Income	58,994,000	67,671,000
Earnings per Common Share -
Basic	0.92	1.05
Diluted	0.91	1.05
Weighted Average Shares
Outstanding -
Basic	64,427,000	64,190,000
Diluted	65,037,000	64,617,000

	FOR THE NINE MONTHS ENDED JUNE 30,
	2010	2009

Revenues	$ 489,949,000	$ 455,463,000
Income before Income Taxes	243,120,000	236,993,000
Provision for Income Taxes	(50,387,000)	(34,532,000)
Net Income	192,733,000	202,461,000
Earnings per Common Share -
Basic	2.99	3.16
Diluted	2.96	3.14
Weighted Average Shares
Outstanding -
Basic	64,375,000	64,152,000
Diluted	65,054,000	64,395,000